Exhibit 4.3
               This Supplemental Indenture (this “Supplemental Indenture”) is entered into as of October 19, 2010 by and among Blue Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), Burger King Corporation, a Florida corporation (“Successor”), and a wholly-owned subsidiary of Burger King Holdings, Inc., a Delaware corporation (“Holdings”), the Subsidiary Guarantors listed on Schedule I hereto (together with Holdings, the “Guarantors”) and Wilmington Trust FSB (the “Trustee”), as Trustee under the Indenture referred to below.
W I T N E S S E T H:
               WHEREAS, Merger Sub and the Trustee entered into that certain Indenture dated as of October 19, 2010 (the “Indenture”) and Merger Sub issued pursuant to the Indenture an aggregate principal amount of $800.0 million of 9⅞% Senior Notes due 2018 (the “Notes”);
               WHEREAS, Merger Sub, Holdings and Blue Acquisition Holding Corporation, a Delaware corporation, have entered into a Merger Agreement, dated as of September 2, 2010 (the “Merger Agreement”), which provides for the merger of Merger Sub with and into Holdings (the “Merger”), with Holdings continuing its existence under Delaware law;
               WHEREAS, Section 4.1 of the Indenture provides, among other things, that merger Sub shall not be prevented from merging with or into Holdings, provided that, among other things, the Successor shall expressly assume upon any such merger, all of the obligations of Merger Sub under the Notes;
               WHEREAS, the Indenture provides that the Issuer is required to cause each Wholly-Owned Subsidiary that is a Restricted Subsidiary that guarantees Indebtedness to unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior unsecured basis and all other obligations under the Indenture;
               WHEREAS, Section 9.1 of the Indenture provides that the Issuer, the Guarantors and the Trustee may, without the consent of the Holders of Notes, enter into a supplemental indenture for the purposes of evidencing the succession of another Person to the Issuer;
               WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
               WHEREAS, each of the Issuer and the Guarantors have been authorized by or pursuant to a Board Resolution (or equivalent authorization) to enter into this Supplemental Indenture; and
               WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

               NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Merger Sub, Successor, the Guarantors and the Trustee hereby agree as follows:
ARTICLE I
DEFINITIONS
               SECTION 1.1 Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
ARTICLE II
REPRESENTATIONS OF ISSUER AND SUCCESSOR
               SECTION 2.1 Each of Merger Sub, the Guarantors and Successor represents and warrants to the Trustee as follows:
     (i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     (ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part.
               SECTION 2.2 Each of Merger Sub and Holdings represents and warrants to the Trustee that upon the filing and acceptance for record of the Certificate of Merger by the Secretary of State of the State of Delaware or at such other time thereafter as is provided therein (the “Merger Effective Time”), the Merger shall be effective in accordance with the terms of the Merger Agreement and applicable law.
ARTICLE III
ASSUMPTION OF ISSUER AND AGREEMENTS TO BE BOUND
               SECTION 3.1 In accordance with Sections 4.1 and 9.1 of the Indenture, Successor hereby expressly assumes all of the obligations of Merger Sub under the Notes and the Indenture.
               SECTION 3.2 Successor shall succeed to, and be substituted for, and may exercise every right and power of, Merger Sub under the Indenture and the Notes with the same effect as if Successor had been named as “Issuer” in the Indenture and the Notes; and thereafter Merger Sub shall be fully released from its obligations under the Indenture and the Notes.
               SECTION 3.3 The Guarantors hereby become parties to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guarantors agree to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.
               SECTION 3.4 Each Guarantor agrees, on a joint and several basis with all the other Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior unsecured basis.
               SECTION 3.5 In accordance with Section 4.1 of the Indenture, each Guarantor hereby confirms that its Guarantee shall apply to Successor’s obligation under the Indenture and the Notes.
ARTICLE IV
MISCELLANEOUS
               SECTION 4.1 Notices. All notices and other communications to the Guarantors shall be given as provided in the Indenture to the Guarantors, at the addresses set forth in the Indenture, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.
               SECTION 4.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
               SECTION 4.3 Effectiveness. This Supplemental Indenture shall become effective as of the Merger Effective Time.
               SECTION 4.4 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
               SECTION 4.5 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
               SECTION 4.6 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
               SECTION 4.7 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

               SECTION 4.8 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
[Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BLUE ACQUISITION SUB, INC.
By	/s/ Daniel S. Schwartz
	Name:	Daniel S. Schwartz
	Title:	Vice President

WILMINGTON TRUST FSB, as Trustee
By:	/s/ Joseph P O’Donnell
	Name:	Joseph P O’Donnell
	Title:	Vice President

BURGER KING CORPORATION
By	/s/ Ben K. Wells
	Name:	Ben K. Wells
	Title:	Chief Financial Officer

BURGER KING HOLDINGS, INC.
By	/s/ Ben K. Wells
	Name:	Ben K. Wells
	Title:	Chief Financial Officer

BK ACQUISITION, INC. BK CDE, INC. BURGER KING INTERAMERICA, LLC BURGER KING SWEDEN, INC. DISTRON TRANSPORTATION SYSTEMS, INC. MOXIE’S, INC. THE MELODIE CORPORATION TPC NUMBER FOUR, INC. TQW COMPANY
By:	/s/ Ben K. Wells
	Name:	Ben K. Wells
	Title:	Chief Financial Officer

EXHIBIT 1
Subsidiary Guarantors
BK Acquisition, Inc.
BK CDE, Inc.
Burger King Interamerica, LLC
Burger King Sweden, Inc.
Distron Transportation Systems, Inc.
Moxie’s, Inc.
The Melodie Corporation
TPC Number Four, Inc.
TQW Company